UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G/A
Amendment No. 10

Under the Securities Exchange Act of 1934*

China Cord Blood Corporation
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

698659109
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	698659109

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Jayhawk China Fund (Cayman), Ltd. (98-0170144)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
911,119

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
911,119

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
911,119 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.25%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

CUSIP No.	698659109

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Jayhawk Capital Management, L.L.C. (48-1172612)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
911,119*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
911,119*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
911,119* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.25%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Includes 911,119 shares of common stock, par value $0.0001 per share, held by Jayhawk China Fund (Cayman), Ltd.
** Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

CUSIP No.	698659109

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Jayhawk Private Equity Fund II, L.P. (26-1692972)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,064,800

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,064,800

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,064,800 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.57%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

CUSIP No.	698659109

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Jayhawk Private Equity GP II, L.P. (26-1692915)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,064,800*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,064,800*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,064,800* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.57%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Includes 4,064,800 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P.
** Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

CUSIP No.	698659109

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Jayhawk Private Equity, LLC (26-1692786)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,064,800*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,064,800*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,064,800* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.57%%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*Includes 4,064,800 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P.
** Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

CUSIP No.	698659109

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Kent C McCarthy Revocable Trust dated October 24, 2003

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
283,215

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
283,215

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
283,215 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.39%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

CUSIP No.	698659109

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
7-2010 GRAT 6 UNDER KENT C MCCARTHY GRAT TR DTD 4-23-2010 (27-6713301)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
130,305

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
130,305

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
130,305 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.18%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

CUSIP No.	698659109

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Kent C. McCarthy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,389,439*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,389,439*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,389,439* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.38%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

*Includes 911,119 shares of common stock, par value $0.0001 per share, held by Jayhawk China Fund (Cayman), Ltd.., 4,064,800 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P., 283,215 shares of common stock, par value $0.0001 per share, held by the Kent C. McCarthy Revocable Trust dated October 24, 2003, and 130,305 shares of common stock, par value $0.0001 per share held by 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010.
** Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

Item 4	Ownership:

The information below is as of December 31, 2015.

(a)	Amount beneficially owned:
1.	Jayhawk China Fund (Cayman), Ltd.: 911,119
2.	Jayhawk Capital Management, L.L.C.: 911,119*
3.	Jayhawk Private Equity Fund II, L.P.: 4,064,800
4.	Jayhawk Private Equity GP II, L.P.: 4,064,800**
5.	Jayhawk Private Equity, LLC: 4,064,800**
6.	Kent C McCarthy Revocable Trust dated October 24, 2003: 283,215
7.	7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 130,305
8.	Kent C. McCarthy: 5,389,439***

(b)	Percent of class:
1.	Jayhawk China Fund (Cayman, Ltd.: 1.25%
2.	Jayhawk Capital Management, L.L.C.: 1.25%
3.	Jayhawk Private Equity Fund II, L.P.: 5.57%
4.	Jayhawk Private Equity GP II, L.P.: 5.57%
5.	Jayhawk Private Equity, LLC: 5.57%
6.	Kent C. McCarthy Revocable Trust dated October 24, 2003: 0.39%
7.	7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0.18%
8.	Kent C. McCarthy: 7.38%

Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2015, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 11, 2015.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:
1.	Jayhawk China Fund (Cayman), Ltd.: 0
2.	Jayhawk Capital Management, L.L.C.: 0
3.	Jayhawk Private Equity Fund II, L.P.: 0
4.	Jayhawk Private Equity GP II, L.P.: 0
5.	Jayhawk Private Equity, LLC: 0
6.	Kent C McCarthy Revocable Trust dated October 24, 2003: 0
7.	7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0
8.	Kent C. McCarthy: 0

(ii)	Shared power to vote or direct the vote:
1.	Jayhawk China Fund (Cayman), Ltd.: 911,119
2.	Jayhawk Capital Management, L.L.C.: 911,119*
3.	Jayhawk Private Equity Fund II, L.P.: 4,064,800
4.	Jayhawk Private Equity GP II, L.P.: 4,064,800**
5.	Jayhawk Private Equity, LLC: 4,064,800**
6.	Kent C McCarthy Revocable Trust dated October 24, 2003: 283,215
7.	7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 130,305
8.	Kent C. McCarthy: 5,389,439***

(iii)	Sole power to dispose or to direct the disposition of:
1.	Jayhawk China Fund (Cayman), Ltd.: 0
2.	Jayhawk Capital Management, L.L.C.: 0
3.	Jayhawk Private Equity Fund II, L.P.: 0
4.	Jayhawk Private Equity GP II, L.P.: 0
5.	Jayhawk Private Equity, LLC: 0
6.	Kent C McCarthy Revocable Trust dated October 24, 2003: 0
7.	7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0
8.	Kent C. McCarthy: 0

(iv)	Shared power to dispose or to direct the disposition of:
1.	Jayhawk China Fund (Cayman), Ltd.: 911,119
2.	Jayhawk Capital Management, L.L.C.: 911,119*
3.	Jayhawk Private Equity Fund II, L.P.: 4,064,800
4.	Jayhawk Private Equity GP II, L.P.: 4,064,800**
5.	Jayhawk Private Equity, LLC: 4,064,800**
6.	Kent C McCarthy Revocable Trust dated October 24, 2003: 283,215
7.	7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 130,305
8.	Kent C. McCarthy: 5,389,439***

* Includes 911,119 shares of common stock, par value $0.0001 per share, held by Jayhawk China Fund (Cayman), Ltd.
** Includes 4,064,800 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P.
*** Includes 911,119 shares of common stock, par value $0.0001 per share, held by Jayhawk China Fund (Cayman), Ltd.., 4,064,800 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P., 283,215 shares of common stock, par value $0.0001 per share, held by the Kent C. McCarthy Revocable Trust dated October 24, 2003, and 130,305 shares of common stock, par value $0.0001 per share held by 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010.

Item 10	Certification:

By signing below each party certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the parties below certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2016

/s/ Kent C. McCarthy
Kent C. McCarthy

Jayhawk China Fund (Cayman), Ltd.

By:	Jayhawk Capital Management, L.L.C.,
Its Manager

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Capital Management, LLC

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity Fund II, L.P.

By:	Jayhawk Private Equity GP II, L.P.
Its general partner

By: Jayhawk Private Equity, LLC
Its general partner

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity GP II, L.P.

By:	Jayhawk Private Equity, LLC Its general partner

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity, LLC

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Kent C. McCarthy Revocable Trust dated October 24, 2003

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Trustee

7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010

By:	/s/ Michael D. Schmitz
Name: Michael D. Schmitz
Title: Trustee